Exhibit 99.1

NAVIOS MARITIME HOLDINGS INC.

[ACQUIRED COMPANY*]

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2005 (UNAUDITED) AND DECEMBER 31, 2004

(in thousands of US Dollars)

	Notes	June 30, 2005	December 31, 2004
		(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	3	$93,064	$46,758
Restricted cash		2,917	3,513
Accounts receivable - net of allowance for doubtful accounts of $1,411 as at June 30, 2005 and $2,291 as at December 31, 2004		19,417	15,200
Short term derivative assets	4	58,922	109,310
Prepaid voyage costs		8,002	11,120
Prepaid expenses and other current assets		2,706	2,043

Total current assets		185,028	187,944

Vessels, net		114,046	116,231
Other fixed assets, net		21,732	21,968
Fixed assets under construction		5,118	2,794
Long term derivative assets	4	4,111	708
Deferred financing costs, net		398	425
Deferred dry dock and special survey costs, net		311	435
Investment in affiliates		714	557
Trade name		1,960	2,004
Goodwill		226	226

Total noncurrent assets		148,616	145,348

Total Assets		$333,644	$333,292

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable		$11,635	$14,883
Accrued expenses		4,993	7,117
Deferred voyage revenue		11,581	15,135
Short term derivative liability	4	36,787	65,392
Current portion of long term debt	5	50,006	1,000

Total current liabilities		115,002	103,527

Long term liabilities		2,818	3,024
Long term derivative liability	4	3,762	2,444
Long term debt, net of current portion	5	0	49,506

Total noncurrent liabilities		6,580	54,974

Total liabilities		121,582	158,501

Commitments and Contingencies	7	—	—

Shareholders’ Equity:
Common Stock, $0.10 par value - authorized, issued and outstanding, 874,584 shares		87	87
Additional Paid-in Capital		60,570	60,570
Legal Reserve (Restricted)		452	289
Retained earnings		150,953	113,845

Total shareholders’ equity		212,062	174,791

Total Liabilities and Shareholders’ Equity		$333,644	$333,292

*	“Acquired Company” designates the entity acquired by the registrant (International Shipping Enterprises, Inc.). This has been labeled to avoid confusion between the registrant and this entity.

See notes to consolidated financial statements.

NAVIOS MARITIME HOLDINGS INC.

[ACQUIRED COMPANY*]

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(in thousands of US Dollars)

	Notes	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2005	2004	2005	2004
		Unaudited	Unaudited	Unaudited	Unaudited
Revenue		$65,960	$71,902	$127,326	$138,063
Gain (loss) on Forward Freight Agreements	4	3,768	5,059	(799)	38,642
Time charter, voyage, and port terminal expense		(38,463)	(43,994)	(75,933)	(93,317)
Direct vessel expense		(2,245)	(2,084)	(4,354)	(4,255)
General and administrative expense		(3,104)	(3,239)	(6,748)	(6,380)
Depreciation and amortization		(1,493)	(1,476)	(2,982)	(2,935)
Interest income		559	127	861	200
Interest expense		(515)	(826)	(990)	(1,640)
Other income		(125)	350	845	367
Other expense		(372)	836	(595)	(496)

Income before Equity in net Earnings of Affiliate Companies		23,970	26,655	36,631	68,249
Equity in net Earnings of Affiliate Companies		337	165	640	347

Net income		$24,307	$26,820	$37,271	$68,596

*	“Acquired Company” designates the entity acquired by the registrant (International Shipping Enterprises, Inc.). This has been labeled to avoid confusion between the registrant and this entity.

See notes to consolidated financial statements.

NAVIOS MARITIME HOLDINGS INC.

[ACQUIRED COMPANY*]

CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(in thousands of US Dollars)

	Notes	For the Six Months Ended June 30,
		2005	2004
		Unaudited	Unaudited
OPERATING ACTIVITIES:
Net income		$37,271	$68,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		2,982	2,935
Amortization of deferred financing costs		27	82
Amortization of deferred drydock costs		124	125
Provision for losses on accounts receivable		(880)	(203)
Unrealized loss on FFA derivatives	4	25,019	648
Unrealized loss on foreign exchange contracts	4	401	167
Unrealized gain on interest rate swaps	4	(111)	(351)
Earnings in affiliates, net of dividends received		(157)	72
Changes in operating assets and liabilities:
Decrease in restricted cash		596	40
(Increase) decrease in accounts receivable		(3,337)	637
Decrease in prepaid voyage costs		3,118	1,371
(Increase) decrease in prepaid expenses and other assets		(663)	555
Decrease in accounts payable		(3,248)	(5,183)
(Decrease) increase in accrued expenses		(2,124)	697
Decrease in deferred voyage revenue		(3,554)	(895)
Decrease in long term liabilities		(206)	(665)
Decrease in derivative accounts	4	(5,611)	(1,114)

Net cash provided by operating activities		49,647	67,514

INVESTING ACTIVITIES:
Purchase of property and equipment		(2,841)	(1,519)

Net cash used in investing activities		(2,841)	(1,519)

FINANCING ACTIVITIES:
Principal payments on long term debt		(500)	(3,380)
Acquisition of common stock		—	(9,000)
Redemption of preferred stock		—	(15,189)

Net cash used in financing activities		(500)	(27,569)

Increase in cash and cash equivalents		46,306	38,427

Cash and cash equivalents, beginning of the period		46,758	26,450

Cash and cash equivalents, end of period		$93,064	$64,877

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest		$1,922	$2,745

*	“Acquired Company” designates the entity acquired by the registrant (International Shipping Enterprises, Inc.). This has been labeled to avoid confusion between the registrant and this entity.

See notes to consolidated financial statements.

NAVIOS MARITIME HOLDINGS INC.

[ACQUIRED COMPANY*]

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (Unaudited)

FOR THE SIX MONTHS ENDED JUNE 30, 2005

(in thousands of US Dollars, except number of Common Shares)

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Loan to Shareholder	Legal Reserve (Restricted)	Retained Earnings	Total Stockholder’s Equity
BALANCE, JANUARY 1, 2005	874,584	$87	$60,570	$—	$289	$113,845	$174,791
Net income	—	—	—	—	—	37,271	37,271
Movement in legal reserve	—	—	—	—	163	(163)	—

BALANCE, JUNE 30, 2005	874,584	$87	$60,570	$—	$452	$150,953	$212,062

*	“Acquired Company” designates the entity acquired by the registrant (International Shipping Enterprises, Inc.). This has been labeled to avoid confusion between the registrant and this entity.

See notes to consolidated financial statements.

NAVIOS MARITIME HOLDINGS INC.

[ACQUIRED COMPANY*]

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

NOTE 1: DESCRIPTION OF BUSINESS

On December 11, 2002, the shareholders of Anemos Maritime Holdings Inc. (“Anemos”) and Navios Corporation (“Navios”) each contributed their respective interests for shares of a newly created entity named Nautilus Maritime Holdings, Inc. (“Nautilus”), a Marshall Islands corporation. For accounting purposes, Anemos was considered the acquirer. During 2003 Nautilus Maritime Holdings, Inc. changed its name to Navios Maritime Holdings Inc. Navios Maritime Holdings Inc. and its wholly owned subsidiaries are collectively referred to as the (“Company”). The purpose of the business combination was to create a leading international maritime enterprise focused on the: (i) transportation and handling of bulk cargoes through the ownership, operation, and trading of vessels, freight, and forward freight agreements (“FFAs”) and (ii) ownership and operation of port and transfer station terminals.

The Company operates a fleet of owned ultra handymax vessels and a fleet of time chartered panamax and ultra handymax vessels that are employed to provide worldwide transportation of bulk commodities.

The Company actively engages in assessing risk associated with fluctuating future freight rates, fuel prices, foreign exchange and, where appropriate, will actively hedge identified economic risk with appropriate derivative instruments. Such economic hedges do not always qualify for accounting hedge treatment, and, as such, the usage of such derivatives could lead to material fluctuations in the Company’s reported results from operations on a period-to-period basis.

The Company also operates a port and transfer facility located in Nueva Palmira, Uruguay. The facility consists of docks, conveyors and silo storage capacity totalling 205,000 tons. During the three months ended June 30, 2005 and 2004, shipments totalled 710,400 and 629,900 tons, respectively, and during the six months ended June 30, 2005 and 2004, shipments totalled 1,044,200 and 1,075,100 tons, respectively.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. These adjustments consist of normal, recurring items. The results of operations for any interim period are not necessarily indicative of results for the full year. The interim consolidated financial statements and notes are presented as permitted by the requirements for interim financial statements and accordingly, they do not include all of the information and disclosures required under generally accepted accounting principles for complete financial statements. These interim financial statements should be read in conjunction with the Company’s consolidated financial statements and notes for the year ended December 31, 2004 included elsewhere in this Current Report on Form 8-K.

RECENT ACCOUNTING PRONOUNCEMENTS:

In March 2005 the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin 107, “Share-Based Payments,” or SAB 107. The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123R. The adoption of this interpretation will not have an effect on the Company’s statement of financial position or results of operations

*	“Acquired Company” designates the entity acquired by the registrant (International Shipping Enterprises, Inc.). This has been labeled to avoid confusion between the registrant and this entity.

NAVIOS MARITIME HOLDINGS INC.

[ACQUIRED COMPANY*]

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

In March 2005, the FASB issued FIN 47 as an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations (FASB No. 143). This interpretation clarifies that the term conditional asset retirement obligation as used in FASB No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even through uncertainly exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this interpretation will not have an effect on the Company’s statement of financial position or results of operations.

In March 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement No. 154 requires retrospective applications to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Opinion 20 previously required that most voluntary change in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement No. 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. The Company does not expect this pronouncement to have a significant impact on its financial condition, statement of operations, and cash flows. This statement will be effective for the Company for the fiscal year beginning on January 1, 2006.

NOTE 3: CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	June 30, 2005	December 31, 2004
	(Unaudited)
Cash in hand and at banks	5,001	$18,647
Short-term deposits and highly liquid funds	88,063	28,111

Total cash and cash equivalents	$93,064	$46,758

NOTE 4: FINANCIAL INSTRUMENTS

Interest rate risk

For the three months ended June 30, 2005 and 2004, the gain (loss) on interest rate swaps was $(501) and $1,495, respectively, and for the six months ended June 30, 2005 and 2004, the gain on interest rate swaps was $111 and $351, respectively. As of June 30, 2005 and December 31, 2004, the outstanding liability was $2,138 and $3,103, respectively.

The swap agreements have been entered into by subsidiaries. The Royal Bank of Scotland swap agreements have been collateralized by preferred mortgages over the M/V Navios Apollon and M/V Navios Ionian. The Alpha Bank swap agreement has been guaranteed by the Company.

*	“Acquired Company” designates the entity acquired by the registrant (International Shipping Enterprise, Inc.). This has been labeled to avoid confusion between the registrant and this entity.

NAVIOS MARITIME HOLDINGS INC.

[ACQUIRED COMPANY*]

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

Foreign Currency Risk

During the three months ended June 30, 2005 and 2004 the Company purchased €0 (2004: €1,000) at an average exchange rate of 0 (2004: 1.184) with a $0 (2004: $1,184) sales value. For the six months ended June 30, 2005 and 2004 the Company purchased €3,000 (2004: €2,000) at an average exchange rate of 1.3076 (2004: 1.2194) with a $3,923 (2004: $2,438) sales value. These contacts mature within twelve months of the balance sheet date for all periods. As of June 30, 2005 and December 31, 2004 the fair value of these contracts were a (loss) gain of $(274) and $126, respectively. The open contracts entered into during 2005 will settle quarterly between September and December 2005. The net gains (loss) from FECs amounted to $(320) and $14 for the three months ended June 30, 2005 and 2004, respectively, and $(525) and $(141) for the six months ended June 30, 2005 and 2004, respectively. The unrealized gain (loss) on forward exchange contracts for the three months ended June 30, 2005 and 2004, was $(204) and $3, respectively, and for the six months ended June 30, 2005 and 2004, was $(401) and $(167), respectively.

Forward Freight Agreements (FFAs)

At June 30, 2005 and December 31, 2004, none of the ‘mark to market’ positions of open dry bulk FFA contracts qualified for hedge accounting treatment. Dry bulk shipping FFAs traded by the Company that do not qualify for hedge accounting are shown at fair value through the statement of operations. The net gain from FFAs amounted to $3,768 and $5,059 for the three months ended June 30, 2005 and 2004, respectively, and the net (loss) gain from FFAs amounted to $(799) and $38,642 for the six months ended June 30, 2005 and 2004, respectively. During the three months ended June 30, 2005 and 2004, the changes in the balance sheet accounts related to the net unrealized gain (loss) on FFAs were a decrease of $8,114 and $18,840, respectively and for the six months ended June 30, 2005 and 2004, the changes in the balance sheet accounts related to the net unrealized gain (loss) on FFAs were a decrease of $25,019 and $648, respectively.

The open dry bulk shipping FFAs at net contracted (strike) rate after consideration of the fair value settlement rates is summarized as follows:

Forward Freight Agreements (FFA)	June 30, 2005	December 31, 2004

	(Unaudited)
Short term FFA derivative asset	$56,113	$111,131
Long term FFA derivative asset	4,111	708
Short term FFA derivative liability	(35,466)	(63,981)
Long term FFA derivative liability	(2,671)	(752)

Net fair value on FFA contracts	$22,087	$47,106

NOS FFA portion of fair value at June 30, 2005 and December 31, 2004 respectively, transferred from /(to) NOS derivative account	$2,809	$(1,947)

*	“Acquired Company” designates the entity acquired by the registrant (International Shipping Enterprise, Inc.). This has been labeled to avoid confusion between the registrant and this entity.

NAVIOS MARITIME HOLDINGS INC.

[ACQUIRED COMPANY*]

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

The open interest rate swaps after consideration of the fair value is summarized as follows:

Interest Rate Swaps	June 30, 2005	December 31, 2004

	(Unaudited)
Short term Interest Rate Swap liability	$(1,047)	$(1,411)
Long term Interest Rate Swap liability	(1,091)	(1,692)

Net fair value on Interest Rate Swap contracts	$(2,138)	$(3,103)

The open FECs after consideration of the fair value is summarized as follows:

Forward Exchange Contracts (FEC)	June 30, 2005	December 31, 2004
	(Unaudited)
Short term FEC derivative (liability) asset	$(274)	$126

Reconciliation of Balances

Total of balances related to derivatives and financial instruments:

	June 30, 2005	December 31, 2004
	(Unaudited)
FFAs	$22,087	$47,106
NOS FFA portion of fair value transferred to NOS derivative account	2,809	(1,947)
Interest Rate Swaps	(2,138)	(3,103)
FECs	(274)	126

	$22,484	$42,182

Balance Sheet Values

	June 30, 2005	December 31, 2004
	(Unaudited)
Total short term derivative asset	$58,922	$109,310
Total long term derivative asset	4,111	708

Total short term derivative liability	(36,787)	(65,392)
Total long term derivative liability	(3,762)	(2,444)

	$22,484	$42,182

*	“Acquired Company” designates the entity acquired by the registrant (International Shipping Enterprises, Inc.). This has been labeled to avoid confusion between the registrant and this entity.

NAVIOS MARITIME HOLDINGS INC.

[ACQUIRED COMPANY*]

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

NOTE 5: BORROWINGS

On February 28, 2005, the Company and its shareholders entered into an agreement for the purchase of all of the Company’s common stock by International Shipping Enterprises, Inc. This agreement contained provisions requiring repayment of all of the Company’s borrowings prior to the August 25, 2005 closing date. During June of 2005, the Company entered into negotiations with its lenders and the prospective acquirer regarding the future of these borrowing arrangements. By the end of June, 2005, it was apparent that all of the Company’s outstanding borrowings would have to be repaid prior to the August 25, 2005 closing date. Accordingly, all borrowings are classified as current liabilities on the accompanying balance sheet. (See Note 9: Subsequent Events)

NOTE 6: EMPLOYEE BENEFIT PLANS

Components of net periodic benefit cost for the three months ended June 30 are:

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Service cost	$1	$1	$—	$—
Interest cost	5	7	10	11
Expected return on plan assets*	—	—	—	—
Amortization of prior service cost	—	—	—	—
Amortization of net actuarial (gain) loss	—	—	—	—

Net periodic benefit cost	$6	$8	$10	$11

*	All of the Company’s plans are unfunded.

Components of net periodic benefit cost for the six months ended June 30 are:

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Service cost	$3	$3	$—	$—
Interest cost	9	11	21	20
Expected return on plan assets*	—	—	—	—
Amortization of prior service cost	—	—	—	—
Amortization of net actuarial (gain) loss	—	—	—	—

Net periodic benefit cost	$12	$14	$21	$20

*	All of the Company’s plans are unfunded.

NOTE 7: COMMITMENTS AND CONTINGENCIES

The Company as of June 30, 2005 had outstanding commitments of approximately $1,400 with Dieste & Montanez S.A. in Uruguay for the construction of a new horizontal silo with ancillary equipment for soybean storage.

*	“Acquired Company” designates the entity acquired by the registrant (International Shipping Enterprises, Inc.). This has been labeled to avoid confusion between the registrant and this entity.

NAVIOS MARITIME HOLDINGS INC.

[ACQUIRED COMPANY*]

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

The Company as of June 30, 2005 was contingently liable for letters of guarantee and letters of credit amounting to $578 issued by various banks in favor of various organizations. These are collateralized by cash deposits which are included as a component of restricted cash.

The Company has issued guarantees, amounting to US$1,037 at June 30, 2005 to third parties where the Company irrevocably and unconditionally guarantees subsidiaries obligations under the dry bulk shipping FFAs. The guarantees remain in effect for a period of 6 months following the last trade date which was June 30, 2005.

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings that are deemed by management to be probable, that a liability has been incurred as of June 30 2005, and for which the amounts are reasonably estimable, based upon facts known at the date the financial statements were prepared. In the opinion of management, the ultimate disposition of these matters is insignificant and will not adversely affect the Company’s financial position.

The Company, in the normal course of business, entered into contracts to time charter-in vessels for various periods through February 2014.

NOTE 8: SEGMENT INFORMATION

The Company has two reportable segments from which it derives its revenues: Vessel Operations and Port Terminal. The reportable segments reflect the internal organization of the Company and are strategic businesses that offer different products and services. The Vessel Operations business consists of transportation and handling of bulk cargoes through ownership, operation, and trading of vessels, freight, and FFAs. The Port Terminal business consists of operating a port and transfer station terminal.

The Company measures segment performance based on net income. Inter-segment sales and transfers are not significant and have been eliminated and are not included in the following table.

Summarized financial information concerning each of the Company’s reportable segments is as follows:

Three months ended June 30, 2005 (Unaudited)

	Vessel Operations	Port Terminal	Total
Revenue	$63,054	$2,906	$65,960
Gain and loss on forward freight agreements	3,768	—	3,768
Interest revenue	558	1	559
Interest expense	(515)	—	(515)
Depreciation and amortization	(1,308)	(185)	(1,493)
Equity in net earnings of affiliate companies	337	—	337
Net income	$22781	$1,526	$24,307

Total assets	$306,195	$27,449	$333,644
Total expenditure for long-lived assets	77	1,108	1,185
Investment in affiliates	714	—	714

*	“Acquired Company” designates the entity acquired by the registrant (International Shipping Enterprise, Inc.). This has been labeled to avoid confusion between the registrant and this entity.

NAVIOS MARITIME HOLDINGS INC.

[ACQUIRED COMPANY*]

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

Six months ended June 30, 2005 (Unaudited)

	Vessel Operations	Port Terminal	Total
Revenue	$123,149	$4,177	$127,326
Gain and loss on forward freight agreements	(799)	—	(799)
Interest revenue	860	1	861
Interest expense	(990)	—	(990)
Depreciation and amortization	(2, 613)	(369)	(2,982)
Equity in net earnings of affiliate companies	640	—	640
Net income	$35,449	$1,822	$37,271

Total assets	$306,195	$27,449	$333,644
Total expenditure for long-lived assets	298	2,543	2,841
Investment in affiliates	714	—	714

NOTE 9: SUBSEQUENT EVENTS

On August 25, 2005, pursuant to a stock purchase agreement dated February 28, 2005, as amended, by and among International Shipping Enterprises, Inc. (“ISE”), the Company and all of its shareholders, ISE acquired the Company through the purchase of all of the Company’s outstanding shares. As a result of such acquisition, the Company became a wholly-owned subsidiary of ISE. In addition, on August 25, 2005, immediately upon the acquisition of the Company, ISE effected a reincorporation from the State of Delaware to the Republic of Marshall Islands through a downstream merger with and into the Company, being ISE’s newly acquired wholly-owned subsidiary. Contemporaneously with the reincorporation, ISE changed its name to Navios Maritime Holdings Inc. to reflect its operations and to assist it in the transition from a shell company to an operating business. All of the Company’s outstanding borrowings were repaid, without any prepayment charges or penalties, from available cash resources on August 18, 2005 as required by the stock purchase agreement and agreed with the lenders.

Subsequent to being acquired, during the first half of September, 2005, ISE as New Owners of the Company gave notice to the lessors of two ultra-handymax vessels of its intention to exercise the options to purchase the vessels for an agreed value of approximately $20 million each. It is anticipated that these vessels will be acquired during the fourth quarter of 2005. The acquisitions are expected to be financed with a new loan facility which will finance 100% of the option price of each vessel.

*	“Acquired Company” designates the entity acquired by the registrant (International Shipping Enterprises, Inc.). This has been labeled to avoid confusion between the registrant and this entity.

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and the Board of Directors of

Navios Maritime Holdings Inc:

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Navios Maritime Holdings Inc and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers

Piraeus, Greece

April 19, 2005

NAVIOS MARITIME HOLDINGS INC

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

(in thousands of US Dollars)

	Notes	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	4, 13	$46,758	$26,450
Restricted cash	11	3,513	1,285
Accounts receivable—net of allowance for doubtful accounts of $2,291 in 2004 and $2,864 in 2003	5, 13	15,200	17,348
Short term derivative assets	13	109,310	116,402
Prepaid voyage costs		11,120	15,448
Prepaid expenses and other current assets	6	2,043	2,470

Total current assets		187,944	179,403

Vessels, net	7	116,231	120,750
Other fixed assets, net	8	21,968	19,605
Fixed assets under construction		2,794	1,448
Long term derivative assets	13	708	36,073
Deferred financing costs, net		425	759
Deferred dry dock and special survey costs, net		435	684
Investment in affiliates	9, 17	557	493
Trade name	3	2,004	2,092
Goodwill	3	226	226

Total noncurrent assets		145,348	182,130

Total Assets		$333,292	$361,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	13	$14,883	$14,174
Accrued expenses	10	7,117	6,927
Deferred voyage revenue		15,135	16,968
Short term derivative liability	13	65,392	88,387
Current portion of mandatorily redeemable preferred stock	12	—	3,686
Current portion of long term debt	11	1,000	6,760

Total current liabilities		103,527	136,902

Long term liabilities		3,024	2,875
Long term derivative liability	13	2,444	22,533
Long term debt, net of current portion	11	49,506	91,428
Mandatorily redeemable preferred stock, net of current portion	12	—	11,503

Total noncurrent liabilities		54,974	128,339

Total liabilities		158,501	265,241

Commitments and Contingencies	16

Shareholders’ Equity:
Common Stock, $0.10 par value—authorized, issued and outstanding, 874,584 shares in 2004 and 978,447 shares in 2003		87	98
Additional Paid-in Capital		60,570	69,559
Loan to shareholder	17	—	(367)
Legal Reserve (Restricted)	15	289	135
Retained earnings		113,845	26,867

Total shareholders’ equity		174,791	96,292

Total Liabilities and Shareholders’ Equity		$333,292	$361,533

See notes to consolidated financial statements

NAVIOS MARITIME HOLDINGS INC

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(in thousands of US Dollars)

	Notes	2004	2003	2002
Revenue	20	$279,184	$179,734	$26,759

Gain on Forward Freight Agreements	13	57,746	51,115	494

Time charter, voyage and port terminal expense		(180,026)	(136,551)	(6,139)
Direct vessel expense		(8,224)	(10,447)	(8,192)
General and administrative expense		(12,722)	(11,628)	(2,263)
Depreciation and amortization	7, 8	(5,925)	(8,857)	(6,003)
Gain (loss) on sale of assets	18	61	(2,367)	(127)
Interest income		789	134	41
Interest expense	11	(3,450)	(5,278)	(3,950)
Other income		374	1,102	72
Other expense		(1,438)	(553)	(6,070)

Income (Loss) before Minority Interest		126,369	56,404	(5,378)

Minority Interest	19	0	(1,306)	(324)

Equity in net Earnings of Affiliate Companies	9, 17	763	403	68

Net Income (Loss)		$127,132	$55,501	$(5,634)

See notes to consolidated financial statements

NAVIOS MARITIME HOLDINGS INC

CONSOLIDATED STATEMENTS OF CASH FLOW

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(in thousands of US Dollars)

	Notes	2004	2003	2002
OPERATING ACTIVITIES:
Net income		$127,132	$55,501	(5,634)
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest	19	0	1,306	324
Depreciation and amortization	7, 8	5,925	8,857	6,003
Amortization of deferred financing costs		773	565	145
Amortization of deferred drydock costs		249	309	327
Provision for losses on accounts receivable	5	(573)	1,021	101
Loss (gain) on sale of fixed assets	18	(61)	2,367	127
Unrealized gain on FFA derivatives	13	(599)	(45,905)	(848)
Unrealized (gain) loss on foreign exchange contracts		44	(170)	0
Unrealized loss on interest rate swaps		301	220	4,059
Unrealized gain on fuel swaps		0	0	(113)
Undistributed earnings in affiliates	9	(64)	(325)	(68)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
(Increase) decrease in restricted cash	11	(281)	309	(1,464)
(Increase) decrease in accounts receivable		2,721	(12,937)	386
(Increase) decrease in prepaid voyage costs		4,328	(7,977)	(186)
(Increase) decrease in prepaid expenses and other assets		427	199	(651)
Increase (decrease) in accounts payable		708	10,895	(245)
Increase (decrease) in accrued expenses	10	191	1,732	(1,851)
Increase (decrease) in deferred voyage revenue		(1,833)	7,610	1,534
Increase (decrease) in long term liability	14	148	198	273
Increase (decrease) in derivative liabilities	13	(2,318)	(2,323)	0

Net cash provided by operating activities		137,218	21,452	2,219

INVESTING ACTIVITIES:
Purchase of property and equipment	7, 8	(5,103)	(36,447)	(7,654)
Proceeds from sale of property and equipment	18	136	63,041	1,036
Acquisition of businesses, net of cash acquired		0	0	3,940
Consolidation of Navimax pool, net of cash		0	0	429
Business combination expenses	3	0	0	(1,433)

Net cash provided by (used in) investing activities		(4,967)	26,594	(3,682)

FINANCING ACTIVITIES:
Origination fees		(438)	(41)	(143)
Change in bank overdraft		0	(1,492)	418
Proceeds from long term borrowings	11	91,506	45,325	2,475
Principal payments on long term debt and capital lease obligations	11	(139,189)	(76,752)	(8,680)
Repayment of shareholder’s loan	17	367	0	0
Acquisition of common stock		(9,000)	(850)	0
Issuance of common stock		0	0	2,154
Issuance of preferred stock	12	0	6,440	9,435
Redemption of preferred stock	12	(15,189)	(686)	0
Distribution paid to minority interest	19	0	(1,360)	(185)
Dividends paid		(40,000)	0	0

Net cash provided by (used in) financing activities		(111,943)	(29,416)	5,474

Increase in cash and cash equivalents		20,308	18,630	4,011

Cash and cash equivalents, beginning of year		26,450	7,820	3,809

Cash and cash equivalents, end of year		$46,758	$26,450	$7,820

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest		$5,159	$6,794	$6,069

NON-CASH TRANSACTIONS:

On December 11,2002 the shareholders of Anemos and Navios each contributed their respective interests for shares of a newly created entity. For accounting purposes, Anemos was considered the acquirer. In conjunction with the acquisition, the following assets and liabilities were assumed:

Fair value of assets acquired		$48,911
Liabilities assumed		(39,025)

Net fair value of assets acquired		$9,886

As a result of the business combination, the Company effectively owned 66.66% of the shares in the Navimax Pool changing the status of the investment from an affiliate to a subsidiary company. The Company recognized the following assets and liabilities:

Assets acquired		$1,763
Liabilities assumed		(2,070)

Net liabilities assumed		$(307)

See notes to consolidated financial statements

NAVIOS MARITIME HOLDINGS INC

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(in thousands of US Dollars)

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Loan to Shareholder	Legal Reserve (Restricted)	Retained Earnings	Total Stockholder’s Equity
Balance, January 1, 2002	534,450	$53	$59,847	$—	$—	$(22,865)	37,035
Issuance of common stock	157,650	16	2,138	—	—	—	2,154
Recapitalization (Note 3)	307,900	31	8,422	—	—	—	8,453
Loan to shareholder	—	—	—	(367)	—	—	(367)
Net income	—	—	—	—	—	(5,634)	(5,634)
Movement in legal reserve	—	—	—	—	47	(47)	—

Balance, December 31, 2002	1,000,000	100	70,407	(367)	47	(28,546)	41,641
Net income	—	—	—	—	—	55,501	55,501
Movement in legal reserve	—	—	—	—	88	(88)	—
Acquisition and cancellation of common stock	(21,553)	(2)	(848)	—	—	—	(850)

Balance, December 31, 2003	978,447	98	69,559	(367)	135	26,867	96,292
Net income	—	—	—	—	—	127,132	127,132
Movement in legal reserve	—	—	—	—	154	(154)	—
Repayment of shareholder loan	—	—	—	367	—	—	367
Dividends to Shareholders	—	—	—	—	—	(40,000)	(40,000)
Acquisition and cancellation of common stock	(103,863)	(11)	(8,989)	—	—	—	(9,000)

Balance, December 31, 2004	874,584	87	60,570	—	289	113,845	174,791

See notes to consolidated financial statements

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of US Dollars)

NOTE 1: DESCRIPTION OF BUSINESS

On December 11, 2002, the shareholders of Anemos Maritime Holdings Inc. (“Anemos”) and Navios Corporation (“Navios”) each contributed their respective interests for shares of a newly created entity named Nautilus Maritime Holdings, Inc. (“Nautilus”), a Marshall Islands corporation. For accounting purposes, Anemos was considered the acquirer. During 2003 Nautilus Maritime Holdings, Inc. changed its name to Navios Maritime Holdings Inc. Navios Maritime Holdings Inc. and its wholly owned subsidiaries are collectively referred to as the (“Company”). The purpose of the business combination was to create a leading international maritime enterprise focused on the: (i) transportation and handling of bulk cargoes through the ownership, operation, and trading of vessels, freight, and forward freight agreements (“FFAs”) and (ii) ownership and operation of port and transfer station terminals.

The Company operates a fleet of owned ultra handymax vessels and a fleet of time chartered panamax and ultra handymax vessels that are employed to provide worldwide transportation of bulk commodities.

The Company actively engages in assessing risk associated with fluctuating future freight rates, fuel prices and foreign exchange and, where appropriate, will actively hedge identified economic risk with appropriate derivative instruments. Such economic hedges do not always qualify for accounting hedge treatment, and, as such, the usage of such derivatives could lead to material fluctuations in the Company’s reported results from operations on a period-to-period basis.

The Company also operates a port and transfer facility located in Nueva Palmira, Uruguay. The facility consists of docks, conveyors and silo storage capacity totalling 205,000 tons (2003: 165,000 tons; 2002: 165,000 tons). During 2004 shipments totalled 2,027,200 (2003: 1,811,000; 2002: 47,856 tons) of agricultural and other products.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the financial statements of Navios Maritime Holdings Inc. and its wholly-owned subsidiaries as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002. The Company was formed on November 19, 2002 and did not have operations prior to December 11, 2002. Anemos was considered the accounting acquirer in the business combination that resulted in the formation of the new entity; accordingly Anemos is considered the predecessor entity to Navios Maritime Holding, Inc. The financial statements for the year 2002 include the accounts of Anemos and its wholly-owned subsidiaries and the accounts of Navios Corporation from December 11, 2002 through December 31, 2002. All intercompany accounts and transactions have been eliminated on consolidation.

Subsidiaries: Subsidiaries are those entities in which the Company has an interest of more than one half of the voting rights or otherwise has power to govern the financial and operating policies. The purchase method of accounting is used to account for the acquisition of subsidiaries. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition plus costs directly attributable to the acquisition. The excess of the cost of acquisition over the fair value of the net tangible and intangible assets acquired and liabilities assumed is recorded as goodwill.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an interpretation of ARB 51.” The primary objectives of this interpretation are to provide guidance on

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine when and which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. FIN 46R, Consolidation of Variable Interest Entities, clarifies some of the provisions of FIN 46 and defers the effective date of implementation for certain entities. Application of FIN 46 or FIN 46R is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities for all other types of entities is required in financial statements for periods ending after March 15, 2004. The adoption of the provisions applicable to SPEs and all other variable interests obtained after January 31, 2003 did not have an impact on the Company’s financial position or results of operations. The adoption of the provisions of FIN 46R applicable to non-SPEs created prior to February 1, 2003 did not have an impact on the financial position or results of operations.

Investments in Affiliates: Affiliates are entities over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but which it does not control. Investments in these entities are accounted for by the equity method of accounting. Under this method the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate.

Companies included in the consolidation:

Company Name	Nature/ Vessel Name	Country of Incorporation	Statement of operations
			2004	2003	2002
Navios Maritime Holdings Inc.	Holding Company	Marshall Is.	1/1-12/31	1/1-12/31	12/11-12/31
Subsidiaries

Navios Corporation	Sub-holding Company	Marshall Is.	1/1-12/31	1/1-12/31	12/11-12/31
Navios International Inc.	Operating Company	Marshall Is.	1/1-12/31	1/1-12/31	12/11-12/31
Navimax Corporation	Operating Company	Marshall Is.	1/1-12/31	1/1-12/31	12/11-12/31
Navios Handybulk Inc.	Operating Company	Marshall Is.	1/1-12/31	1/1-12/31	12/11-12/31
Corporacion Navios S.A.	Operating Company	Uruguay	1/1-12/31	1/1-12/31	12/11-12/31

Anemos Maritime Holdings Inc.	Sub-holding Company	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31
Ionian Shipping Corporation	M/V Navios Ionian	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31

Apollon Shipping Corporation	M/V Navios Apollon	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31
Herakles Shipping Corporation	M/V Navios Herakles	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31
Achilles Shipping Corporation	M/V Navios Achilles	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31
Kypros Shipping Corporation	M/V Navios Kypros	Marshall Is.	1/1-12/31	2/28-12/31	—
Hios Shipping Corporation	M/V Navios Hios	Marshall Is.	1/1-12/31	3/20-12/31	—
Navios Shipmanagement Inc.	Management Company	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31

USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial statements and reported amounts of revenues and expenses during the year. On an on-going basis, management evaluates the estimates and judgments, including those related to completed voyages, future drydock dates, the carrying value of investments in affiliates, the selection of useful lives for tangible assets, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivables, provisions for legal disputes, pension benefits, and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents consists of cash on-hand, deposits held on call with banks, and other short-term highly liquid investments with original maturities of three months or less.

RESTRICTED CASH: Restricted cash consists of the restricted portion of derivative base and margin collaterals with NOS ASA, a Norwegian clearing house, and cash retention accounts which are restricted for use as general working capital unless such balances exceed installment and interest payments due to vessels’ lenders.

A portion of the amounts on deposit with NOS ASA are held as base and margin collaterals on active trades. As of December 31, 2004 and 2003, the restricted balance with NOS ASA was $2,768 and $0, respectively.

Also included in restricted cash as of December 31, 2004 and 2003 are amounts held as security in the form of letters of guarantee or letters of credit totaling $745 and $784, respectively. In addition restricted cash includes amounts held in retention accounts as of December 31, 2004 and 2003 of $0 and $501 respectively.

INVENTORIES: Inventories, which are comprised of lubricants and stock of provisions on board the owned vessels, are valued at the lower of cost, as determined on the first-in, first-out basis or market value.

VESSELS, NET: Vessels are stated at historical cost, which includes contract costs and other direct costs relating to acquiring and placing the vessel in service. In addition, subsequent expenditures for major improvements and upgrading are capitalized, provided they extend the life or increase the capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is calculated on a straight-line basis by reference to the vessel’s cost, age and scrap value as estimated at the date of acquisition. Depreciation is calculated over the vessel’s estimated useful life, which is assumed to be 25 years from the vessel’s original construction.

Amortization expense associated with assets acquired under a capital lease is included with depreciation on owned assets in the statement of operations.

OTHER FIXED ASSETS, NET: Other fixed assets are stated at cost and depreciated utilizing the straight-line method to write off the cost of each asset to their residual values over the estimated useful lives.

Annual depreciation rates used, which approximate the useful lives of the assets, are:

Port and transfer station	3 to 40 years
Furniture, fixtures and equipment	3 to 10 years
Computer equipment and software	5 years

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

The Company amortizes its leasehold improvements over the lesser of the remaining estimated useful life or the life of the related lease. During 2004 the estimated useful lives ranged from 5 years to 10 years.

FIXED ASSETS UNDER CONSTRUCTION: This represents amounts paid by the Company in accordance with the terms of the purchase agreements for the construction of long-lived fixed assets and therefore does not represent the cost of construction as at the balance sheet date.

Interest costs incurred during the construction (until the asset is substantially complete and ready for its intended use) are capitalized. The amount of interest capitalized for the years ended December 31, 2004, 2003 and 2002 was $0, $100 and $132, respectively.

ASSETS HELD FOR SALE: It is the Company’s policy to dispose of vessels and other fixed assets when suitable opportunities occur and not necessarily to keep them until the end of their useful life. The Company classifies assets and disposal groups as being held for sale in accordance with SFAS No. 144, “Accounting for the Impairment or the Disposal of Long-Lived Assets”, when the following criteria are met: management has committed to a plan to sell the asset (disposal group); the asset (disposal group) is available for immediate sale in its present condition; an active program to locate a buyer and other actions required to complete the plan to sell the asset (disposal group) have been initiated; the sale of the asset (disposal group) is probable, and transfer of the asset (disposal group) is expected to qualify for recognition as a completed sale within one year; the asset (disposal group) is being actively marketed for sale at a price that is reasonable in relation to its current fair value and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Long-lived assets or disposal groups classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These assets are not depreciated once they meet the criteria to be held for sale.

IMPAIRMENT OF LONG-LIVED ASSETS: Vessels, other fixed assets, and other long-lived assets are reviewed for impairment losses whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the projected undiscounted cash flows are less than the carrying amount of the asset, the asset is deemed impaired. An impairment loss is recognized for the amount by which the carrying amount of a long-lived asset exceeds its fair value. For the purposes of assessing impairment, long-lived assets are grouped at the lowest levels for which there are separately identifiable cash flows. No impairment losses were recognized for any of the years presented.

DEFERRED DRYDOCK AND SPECIAL SURVEY COSTS, NET: The Company’s vessels are subject to regularly scheduled dry-docking and special surveys. The time period between dry-dock ranges from 30 months to 60 months for regular or special survey maintenance, respectively. The cost of dry-docking and special surveys is deferred and amortized to direct vessel expense over the above periods, accordingly. Furthermore, the portion of the vessels’ capitalized cost that relates to dry-docking and special survey is treated as a separate component of the vessels’ cost and is also deferred and amortized to direct vessel expense on a straight-line basis. This amount is calculated by reference to the estimated economic benefits to be derived until the next scheduled dry-docking and special survey. For the years ended December 31, 2004, 2003 and 2002, amortization was $249, $309 and $327 respectively. Accumulated amortization as of December 31, 2004 and 2003 was $795 and $546, respectively.

ASSET RETIREMENT OBLIGATION: The Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” as of January 1, 2003. This statement requires entities to record a legal obligation

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

associated with the retirement of a tangible long lived asset in the period in which it is incurred. In connection with the adoption of SFAS 143, the Company recorded assets and liabilities associated with the lease of its port terminal of $31 and $34, respectively, with no material impact on its operations. At December 31, 2004 and 2003, the asset balance was $30 and $30, respectively. At December 31, 2004 and 2003, the liability balance was $40 and $37, respectively.

DEFERRED FINANCING COSTS, NET: Deferred financing costs include fees, commissions and legal expenses associated with obtaining loan facilities. These costs are amortized over the life of the related debt using the effective interest rate method, and are included in interest expense. Amortization was $773, $565, and $145 for the years ended December 31, 2004, 2003 and 2002, respectively.

GOODWILL AND OTHER INTANGIBLES: Prior to December 11, 2002, the Company did not have any goodwill or other intangible assets. As required by SFAS No. 142 “Goodwill and Other Intangible Assets”, goodwill acquired in a business combination initiated after June 30, 2001 is not to be amortized. Similarly, intangible assets with indefinite lives are not amortized. Rather, SFAS 142 requires that goodwill be tested for impairment at least annually and written down with a charge to operations if the carrying amount exceeds the estimated fair value.

The Company evaluates impairment of goodwill using a two-step process. First, the aggregate fair value of the reporting unit is compared to its carrying amount, including goodwill. If the fair value exceeds the carrying amount, no impairment exists. If the carrying amount of the reporting unit exceeds the fair value, then the implied fair value of the reporting unit’s goodwill is compared with its carrying amount. The implied fair value is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit, as if the unit had been acquired in a business combination and the fair value of the unit was the purchase price. If the carrying amount of the goodwill exceeds the implied fair value, then goodwill impairment is recognized by writing the goodwill down to the implied fair value. The Company determined that there was no impairment of goodwill during the years ended December 31, 2004, 2003 or 2002.

The fair value of the acquired trade name was determined based on the “relief from royalty” method which values the trade name based on the estimated amount that a company would have to pay in an arms length transaction in order to use that trade name. The asset is being amortized under the straight line method over 25 years. Amortization was $88, $87 and $5 for the years ended December 31, 2004, 2003 and 2002, respectively.

FOREIGN CURRENCY TRANSLATION: The consolidated financial statements are prepared in US Dollars. The Company engages in worldwide commerce with a variety of entities. Although, its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly US dollar denominated. Additionally, the Company’s wholly owned Uruguayan subsidiary transacts a nominal amount of its operations in Uruguayan pesos, whereas the Company’s wholly-owned vessel subsidiaries and the vessel management subsidiary transacts a nominal amount of their operations in Euros; however, all of the subsidiaries’ primary cash flows are US dollar denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated are recognized in the statement of operations. The foreign currency exchange gain (loss) recognized in the statement of operations for the years ended December 31, 2004, 2003 and 2002 was $197, $431 and $22, respectively.

PROVISIONS: The Company, in the ordinary course of business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisers, will provide for a contingent loss in

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

the financial statements if the contingency had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. In accordance with (“SFAS”) No. 5, “Accounting for Contingencies”, as interpreted by the (“FASB”) Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss”, if the Company has determined that the reasonable estimate of the loss is a range and that there is no best estimate within the range, the Company will provide the lower amount of the range. See Note 15, “Legal Reserve” and Note 16, “Commitments and Contingencies” for further discussion.

The Company participates in Protection and Indemnity (P&I) insurance coverage plans provided by mutual insurance societies known as P&I clubs. Under the terms of these plans, participants may be required to pay additional premiums to fund operating deficits incurred by the clubs (“back calls”). Obligations for back calls are accrued annually based on the information provided by the clubs regarding supplementary calls.

Provisions for estimated losses on uncompleted voyages and vessels time chartered to others are provided for in the period in which such losses are determined. At December 31, 2004, the balance for provision for loss making voyages in progress was $1,345 (2003: $390).

MANDATORILY REDEEMABLE PREFERRED STOCK: Preferred shares, which are redeemable on a specific date or at the option of the shareholder or which carry non-discretionary dividend obligations, are classified as long-term liabilities. The preferred shares are carried at cost, which approximates fair value. The dividends on these preferred shares were recognized in the statement of operations as interest expense. As of December 31, 2004, all mandatorily redeemable preferred shares had been redeemed.

SEGMENT REPORTING: The Company accounts for its segments in accordance with SFAS 131, “Disclosure about Segments of an Enterprise and Related Information.” SFAS 131 requires descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Based on the Company’s methods of internal reporting and management structure, the Company has two reportable segments: Vessel Operations and Port Terminal.

REVENUE AND EXPENSE RECOGNITION:

Revenue Recognition: Revenue is recorded when services are rendered, the Company has a signed charter agreement or other evidence of an arrangement, the price is fixed or determinable, and collection is reasonably assured. The Company generates revenue from the following sources, (1) transportation of cargo, (2) time charter of vessels and, (3) port terminal operations in Uruguay. During the period January 1, 2003 to March 11, 2003, and during the period December 11, 2002 to December 31, 2002, the Company also generated revenue from vessels contributed to the Navimax Pool, and a Navimax Pool management fee.

Voyage revenues and expenses for the transportation of cargo are recognized ratably over the estimated relative transit time of each voyage. A voyage is deemed to commence when a vessel is available for loading and is deemed to end upon the completion of the discharge of the current cargo. Estimated losses on voyages are provided for in full at the time such losses become evident. Under a voyage charter we agree to provide a vessel for the transportation of specific goods between specific ports in return for payment of an agreed upon freight rate per ton of cargo.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight line basis as the average revenue over the rental periods of such charter agreements, as service is performed, except for loss generating time charters, in which case the loss is recognized in the period when such loss is determined. A time charter involves placing a vessel at the charterer’s disposal for a period of time during

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

which the charterer uses the vessel in return for the payment, by the charterer, of a specified daily hire rate. Short period charters for less than three months are referred to as spot-charters. Charters extending three months to a year are generally referred to as medium term charters. All other charters are considered long term. Under time charters, operating cost such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Revenues from port terminal operations consist of an agreed flat fee per ton and covers the services performed to unload barges (or trucks), transfer the product into the silos for temporary storage and then loading the ocean going vessels. Revenues are recognized upon completion of loading the ocean going vessels. Additionally, fees are charged for vessel dockage and for storage time in excess of contractually specified terms. Dockage revenues are recognized ratably up to completion of loading. Storage fees are assessed and recognized when the product remains in the silo storage beyond the contractually agreed time allowed. Storage fee revenue is recognized ratably over the storage period and ends when the product is loaded onto the ocean going vessel.

Revenue from vessels contributed to Navimax Pool was recognized when earned. The Pool ceased operation on March 11, 2003. The Pool, which was managed by a subsidiary of the Company, recognized its revenue on a percentage of completion basis, based on per day estimates and ratably over the period. The Company’s earnings represent its proportionate share of the Pool’s revenue less operating expenses and management fee, determined by a predetermined formula agreed by pool participants.

Forward Freight Agreements (FFAs): Realized gains or losses from FFAs are recognized monthly concurrent with cash settlements. In addition, quarterly the FFAs are “marked to market” to determine the fair values which generate unrealized gains or losses. FFA trading generally has not qualified as hedges for accounting purposes, and, as such, the trading of FFAs could lead to material fluctuations in the Company’s reported results from operations on a period to period basis. See note 13

Deferred Voyage Revenue: Deferred voyage revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the voyage or charter period.

Time Charter, Voyage and Port Terminal Expense: Time charter and voyage expenses comprise all expenses related to each particular voyage, including time charter hire paid and voyage freight paid, bunkers, port charges, canal tolls, cargo handling, agency fees and brokerage commissions. Also included in time charter and voyage expenses are charterer’s liability insurances, provision for losses on time charters and voyages in progress at year-end, direct port terminal expenses and other miscellaneous expenses.

Direct Vessel Expense: Direct vessel expenses consist of all expenses relating to the operation of vessels, including crewing, repairs and maintenance, insurance, stores and lubricants and miscellaneous expenses such as communications and amortization of dry-docking and special survey costs.

Prepaid Voyage Costs: Prepaid voyage costs relates to cash paid in advance for expenses associated with voyages. These amounts are recognized as expense over the voyage or charter period.

EMPLOYEE BENEFITS:

Pension and retirement obligations-crew: The Company’s ship-owning subsidiary companies employ the crew on board under short-term contracts (usually up to nine months) and, accordingly, they are not liable for any pension or postretirement benefits.

Provision for employees’ severance and retirement compensation: The employees in the Company’s office in Greece are protected by Greek labor law. Accordingly, compensation is payable to such employees upon dismissal or retirement. The amount of compensation is based on the number of years of service and the amount of remuneration at the date of dismissal or retirement.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

If the employees remain in the employment of the Company until normal retirement age, they are entitled to retirement compensation which is equal to 40% of the compensation amount that would be payable if they were dismissed at that time. The number of employees that will remain with the Company until retirement age is not known.

The Company is required to annually value the statutory terminations indemnities liability. Management obtains a valuation from independent actuaries to assist in the calculation of the benefits. The Company provides, in full, for the employees’ terminations indemnities liability. This amounted to $74 at December 31, 2004 and $64 at December 31, 2003.

U.S.A. Retirement savings plan: The Company sponsors a 401(k) retirement savings plan, which is categorized as a defined contribution plan. The plan is available to full time employees who meet the plan’s eligibility requirements. The plan permits employees to make contributions up to 15% of their annual salary with the Company matching up to the first 6%. The Company makes monthly contributions (matching contributions) to the plan based on amounts contributed by employees. Subsequent to making the matching contributions, the Company has no further obligations. The Company may make an additional discretionary contribution annually if such a contribution is authorized by the Board of Directors. The plan is administered by an independent professional firm that specializes in providing such services. See Note 14.

Other post-retirement obligations: The Company has a legacy pension arrangement for certain Bahamian, Uruguayan and former Navios Corporation employees. The entitlement to these benefits is only to these former employees. The expected costs of these benefits are accrued each year, using an accounting methodology similar to that for defined benefit pension plans. These obligations are valued annually by independent actuaries.

FINANCIAL INSTRUMENTS:

Financial instruments carried on the balance sheet include cash and cash equivalents, trade receivables and payables, other receivables and other liabilities, long-term debt and capital leases. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

Financial risk management: The Company’s activities expose it to a variety of financial risks, including fluctuations in future freight rates, time charter hire rates, and fuel prices, credit and interest rates risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit risk: The Company closely monitors its exposure to customers and counter-parties for credit risk. The Company has policies in place to ensure that it trades with customers and counterparties with an appropriate credit history. Derivative counter-parties and cash transactions are limited to high quality credit financial institutions.

Interest rate risk: The Company is party to interest rate swap agreements. The purpose of the agreements is to reduce exposure to fluctuations in interest rates. Any differential to be paid or received on an interest rate swap agreement is recognized as a component of other income or expense over the period of the agreement. Gains and losses on early termination of interest rate swaps are taken to the consolidated statement of operations.

The effective portion of changes in the fair value of interest rate swap agreements that are designated and qualify as cash flow hedges are recognized in equity. The gain or loss relating to the ineffective portion is recognized in the statement of operations.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Liquidity risk: Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. The Company maintains flexibility in funding by keeping committed credit lines available and monitoring cash balances adequately to meet working capital needs.

Foreign exchange risk: Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of operations.

Accounting for derivative financial instruments and hedging activities: The Company enters into dry bulk shipping FFAs as economic hedges relating to identifiable ship and/ or cargo positions and as economic hedges of transactions the Company expects to carry out in the normal course of its shipping business. By utilizing certain derivative instruments, including dry bulk shipping FFAs, the Company manages the financial risk associated with fluctuating market conditions. In entering into these contracts, the Company has assumed the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. See Note 13.

The Company also trades dry bulk shipping FFAs with NOS ASA, a Norwegian clearing house. NOS ASA calls for both base and margin collaterals, which are funded by the Company, and which in turn substantially eliminates counterparty risk. Certain portions of these collateral funds may be restricted at any given time as determined by NOS ASA.

At the end of each calendar quarter, the fair value of dry bulk shipping FFAs traded over-the-counter are determined from an index published in London, United Kingdom and the fair value of those FFAs traded with NOS ASA are determined from the NOS valuation.

Pursuant to SFAS 133, the Company records all its derivative financial instruments and hedges as economic hedges, since they do not qualify as a hedge or meet the criteria of hedge accounting. All gains or losses are reflected in the statement of operations.

For the years ended December 31, 2004, 2003 and 2002, none of the FFAs, foreign exchange contracts or interest rate swaps qualify for hedge accounting treatment. Accordingly, all gains or losses have been recorded in statement of operations for the period.

INCOME TAXES: The Company and all of its subsidiaries, other than Corporacion Navios S.A. are incorporated in the Marshall Islands, a country which does not impose an income tax on income derived from business activities conducted outside the Marshall Islands. None of the Company or any of its subsidiaries conducts any business activities in the Marshall Islands. Therefore, no provision has been made by the Company for Marshall Islands income tax.

Pursuant to Section 883 of the Internal Revenue Code of the United States (“US”), US source income from the international operation of vessels is exempt from US tax, if the company operating the vessels meets certain incorporation and ownership requirements.

Certain of the Company’s subsidiaries are registered as Law 89 companies in Greece. These law 89 companies are exempt from Greek income tax on their income derived from certain activities related to shipping. Since all the law 89 companies only conduct business activities that qualify for the exemption from Greek income tax, no provision has been made for Greek income tax with respect to income derived by these law 89 companies from their business operations in Greece.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Corporacion Navios S.A is located in a tax free zone in Uruguay and is not subject to income or other tax.

DIVIDENDS: Dividends are recorded in the Company’s financial statements in the period in which they are declared.

GUARANTEES: The Company accounts for guarantees in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Under FIN 45 a liability for the fair value of the obligation undertaken in issuing the guarantee is recognized. However, this is limited to those guarantees issued or modified after December 31, 2002. The recognition of fair value is not required for certain guarantees such as the parent’s guarantee of a subsidiary’s debt to a third party or guarantees on product warranties. For those guarantees excluded from FIN 45’s fair value recognition provision, financial statement disclosures of their terms are made.

RECENT ACCOUNTING PRONOUNCEMENTS: In December 2004, the FASB issued Statement 123(R), Share Based Payment that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement is effective for public entities (other than those filing as small business issuers) as of the annual reporting period that begins after June 15, 2005. The adoption of this standard will not have an effect on the Company’s statement of financial position or results of operations.

In December 2004, the FASB issued Statement 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29. This statement was a result of a joint effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, Accounting for Nonmonetary Transactions, for nonmonetary exchanges of similar productive assets. Statement 153 replaces this exception with a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement shall be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard will not have an effect on the Company’s statement of financial position or results of operations.

SFAS 151, Inventory Costs, clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this standard will not have an effect on the Company’s statement of financial position or results of operations.

SFAS 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits, provides for required disclosures for pensions and other postretirement benefit plans and is designed to improve disclosure transparency in financial statements. The revised standard replaces existing pension disclosure requirements. All new disclosure requirements for the domestic plans of publicly traded entities are effective for years ending after December 15, 2003. Estimated future benefit payments and all other new disclosure requirements for foreign plans are effective for years ending after June 15, 2004. The Company has adopted the disclosure requirements of SFAS 132R.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

NOTE 3: BUSINESS COMBINATION AND RECAPITALIZATION

On December 11, 2002, the shareholders of Anemos and Navios each contributed their respective interests for shares of a newly created entity named Nautilus Maritime Holdings Inc. For accounting purposes, Anemos was considered the acquirer. During 2003, Nautilus changed its name to Navios Maritime Holdings Inc. After the transaction was completed, the former shareholders of Anemos held 69.2% of the shares in the new entity and the former shareholders of Navios held 30.8% of the shares in the new entity. The value of the shares issued was $8,453. Additionally, the Company incurred $1,433 in transaction costs directly related to the acquisition.

The acquisition was accounted for using the purchase method, by which the purchase price was allocated to the net assets acquired and liabilities assumed based on their fair values. The Company has not recognized any liabilities in connection with the acquisition for involuntary employee termination benefits or relocation costs under Emerging Issues Task Force 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination” (“EITF 95-3”).

Equity is increased by the amount of purchase price of Navios and is as allocated to the assets and liabilities acquired. Common Stock and Additional Paid-In Capital were increased by like amounts such as the Common Stock is reflective of the par value of the shares outstanding following the transaction. The following is the final allocation of the fair values of the assets acquired and liabilities assumed at the date of acquisition:

December 11, 2002
Current assets	$20,301
Non current assets	170
Fixed assets	25,663
Shareholder loan	367
Trade name	2,184
Goodwill	226

Total assets acquired	48,911
Current liabilities	(20,200)
Non current liabilities	(18,825)

Net assets acquired	$9,886

$181 of the goodwill was allocated to the Vessel Operations segment and $45 of the goodwill was allocated to the Port Terminal segment. As the Company is not subject to income tax, none of the goodwill will be deductible for income tax purposes.

The purpose of the business combination was to create a leading international maritime enterprise focused on the: (i) transportation and handling of bulk cargoes through the ownership, operation, and trading of vessels, freight, and FFAs and (ii) ownership and operation of port and transfer station terminals.

The unaudited consolidated results of operations on a pro forma basis as though Navios had been acquired as of the beginning of 2002 are as follows:

2002
(unaudited)
Revenues	$102,970
Net Loss	$(8,198)

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

These pro forma results include certain adjustments such as increased depreciation expense as a result of fair value adjustments to “Port and transfer station”. This pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of future operations that would have been achieved had the acquisition taken place at the beginning of 2002.

NOTE 4: CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	December 31 2004	December 31 2003
Cash in hand and at banks	$18,647	$5,711
Short-term deposits and highly liquid funds	28,111	20,739

Total cash and cash equivalents	$46,758	$26,450

NOTE 5: ACCOUNTS RECEIVABLES

Accounts receivables consist of the following:

	December 31, 2004	December 31, 2003
Accounts receivables	$17,491	$20,212
Less: Provision for doubtful receivables	(2,291)	(2,864)

Accounts receivables—net	$15,200	$17,348

The amount shown as Accounts Receivable—net of allowance for doubtful accounts includes a provision for all potentially un-collectable accounts. At each balance sheet date all potentially un-collectable accounts are assessed individually for purposes of determining the appropriate provision for doubtful amounts. The provision for doubtful accounts at December 31, 2004 and 2003 totaled $2,291 and $2,864 respectively.

Concentrations of credit risk with respect to accounts receivables are limited due to the Company’s large number of customers, who are internationally dispersed and have a variety of end markets in which they sell. Due to these factors, management believes that no additional credit risk beyond amounts provided for collection losses is inherent in the Company’s trade receivables.

Changes to the provisions for doubtful accounts is summarized as follows:

Allowance for doubtful accounts	Balance at Beginning of Period	Charges to Costs and expenses	Amount Utilized	Balance at End of Period
2002	(1,742)	(102)	1	(1,843)
2003	(1,843)	(1,512)	491	(2,864)
2004	(2,864)	(294)	867	(2,291)

For the year ended December 31, 2004, one customer from the Vessel Operations segment accounted for approximately 15.92% of the Company’s revenue. For the year ended December, 31 2003, one customer from the Vessels Operation segment accounted for approximately 29.4% of the Company’s revenue. For the year ended December 31, 2002 five customers from the Vessels Operation segment accounted for approximately 91.38% of the Company’s revenue.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

NOTE 6: PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other assets consist of the following:

	December 31, 2004	December 31, 2003
Receivable claims	$296	$163
Advances to agents	1,492	1,883
Inventories
Lubricants	165	151
Provisions	90	71
Other	—	202

Total prepaid expenses and other current assets	$2,043	$2,470

Receivable claims mainly represent claims against vessels’ insurance underwriters in respect of damages arising from accidents or other insured risks. While it is anticipated that receivable claims will be recovered within one year, such claims may not all be recovered within one year due to the attendant process of settlement. Nonetheless, amounts are classified as current as they represent amounts currently due to the Company. All amounts are shown net of applicable deductibles.

Advances to agents are made up of funds sent to port agents for expenses for port charges, tolls, canal fees and other expenses related to voyages.

NOTE 7: VESSELS

Details are as follows:	Cost of Vessels	Accumulated depreciation	Net book value
Balance December 31, 2002	157,593	(10,529)	147,064
Transfer amounts from vessels under construction	12,629	—	12,629
Additions / Provision for depreciation	34,381	(7,916)	26,465
Disposals	(73,256)	7,848	(65,408)

Balance December 31, 2003	131,347	(10,597)	120,750
Additions / Provision for depreciation	385	(4,904)	(4,519)

Balance December 31, 2004	131,732	(15,501)	116,231

NOTE 8: OTHER FIXED ASSETS

Details are as follows:	Cost	Accumulated depreciation	Net book value
Balance December 31, 2002	20,447	(431)	20,016
Additions / Provision for depreciation	443	(854)	(411)

Balance December 31, 2003	20,890	(1,285)	19,605
Transfer amounts from assets under construction	1,448	—	1,448
Additions / Provision for depreciation	1,923	(933)	990
Disposals	(253)	178	(75)

Balance December 31, 2004	24,008	(2,040)	21,968

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Other fixed assets consist of the following:

	December 31, 2004	December 31, 2003
Port and transfer station	$22,200	$18,962
Vessel equipment	—	229
Furniture, fixtures and equipment	1,280	1,210
Computer equipment and software	520	481
Vehicles	8	8

Total costs	24,008	20,890

Accumulated depreciation	(2,040)	(1,285)

Net Other Fixed Assets	$21,968	$19,605

Reconciliation of depreciation and amortization expense

	December 31, 2004	December 31, 2003	December 31, 2002
Vessels	$(4,904)	$(7,916)	$(5,905)
Other fixed assets	(933)	(854)	(93)
Trade name	(88)	(87)	(5)

Total	$(5,925)	$(8,857)	$(6,003)

NOTE 9: INVESTMENT IN AFFILIATES

As part of the transaction with Navios that took place on December 11, 2002, the Company acquired a 50% interest in Acropolis Chartering & Shipping, Inc., a brokerage firm for freight and shipping charters. Although Navios owns 50% of the stock, the two shareholders have agreed that the earnings and amounts declared by way of dividends for 2004 and thereafter, will be allocated 35% to the Company (2003: 40% to the Company) with the balance to the other shareholder. As of December 31, 2004 and 2003, the carrying amount of the investment was $557 and $493, respectively. Dividends received for 2004, 2003 and 2002 were $699, $78 and $0, respectively. See Note 17.

NOTE 10: ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31, 2004	December 31, 2003
Payroll	$1,312	$1,474
Accrued Interest	260	430
Accrued voyage expenses	1,442	2,193
Provision for losses on voyages in progress at year end	1,345	390
Accrued lease liability	239	—
Other accrued expenses	2,519	2,440

Total accrued expenses	$7,117	$6,927

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

NOTE 11: BORROWINGS

Borrowings consist of the following:

	December 31, 2004	December 31, 2003
2004 Revolving Credit facilities	$40,506	$—
2004 Term Loan	10,000	—
Term Loans	—	98,188

Total borrowings	50,506	98,188

Less current portion	(1,000)	(6,760)
Total long term borrowings	$49,506	$91,428

2004 Revolving Credit Facilities: On October 5, 2004, the Company entered into a revolving credit facility of $51,000 collateralized by the vessels M/V Navios Apollon, M/V Navios Herakles and M/V Navios Ionian. The book value of the vessels collateralizing the revolving credit facility was $53,626 at December 31, 2004. On each revolving facility reduction date the maximum revolving facility amount is to be reduced, by $1,700. The “revolving facility date” means each one of the seventeen (17) dates falling at consecutive six (6) monthly intervals after the first advance date, up to, and including, the revolving facility availability termination date. Principal payments are due only when the balance on the facility is greater than or equal to the maximum revolving credit facility amount as determined after the reduction of each of the 17 revolving facility dates mentioned above, which as of December 31, 2004, is determined to be in 2013. The revolving credit facility bears interest at LIBOR plus 1%. The Company must pay a fee of 0.3% per annum on the unused portion of the maximum revolving facility amount on a quarterly basis in arrears. The amount outstanding as of December 31, 2004 was $18,100 (2003: $0).

On October 4, 2004 the Company entered into a revolving credit facility of $55,000 collateralized by the vessels M/V Navios Achilles, M/V Navios Hios and M/V Navios Kypros and a guarantee of Navios Maritime Holdings, Inc. The book value of the vessels collateralizing the revolving credit facility was $62,056 at December 31, 2004. On each revolving facility reduction date, the maximum revolving facility amount is to be reduced, by $1,000. The “revolving facility date” means each one of the thirty five (35) dates falling at consecutive three (3) monthly intervals after the first advance date, up to, and including, the revolving facility availability termination date. Principal payments are due only when the balance on the facility is greater than or equal to the maximum revolving credit facility amount as determined after the reduction of each of the 35 revolving facility dates mentioned above, which as of December 31, 2004, are determined to be in 2013. The revolving credit facility bears interest at LIBOR plus 1%. The Company must pay a fee of 0.3% per annum on the unused portion of the maximum revolving facility amount on a quarterly basis in arrears. The amount outstanding as of December 31, 2004 was $22,406 (2003: $0).

2004 Term Loan: On October 4, 2004, the Company entered into a $10,000 term loan collateralized by the vessels M/V Navios Achilles, M/V Navios Hios, and M/V Navios Kypros, which is due October 2010. The book value of the vessels collateralizing the term loan was $62,056 at December 31, 2004. The loan is repayable in twenty four consecutive quarterly instalments of $250 with a balloon payment of $4,000 due upon maturity. Interest is payable at an aggregate of the margin of 1.5% over LIBOR. The amount outstanding as of December 31, 2004 was $10,000 (2003: $0).

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

2004 Line of credit: A line of credit of up to $5,000 was made available to the Company in October 2004. The facility is available to be used for the purpose of meeting working capital requirements and for general corporate purposes. Interest is payable at an aggregate of the margin of 2.25% plus “overnight Euro Dollar rate” for the term of each advance. This facility expires in October 2005, is subject to be renewed annually. The amount outstanding as of December 31, 2004 was $0.

2003 Revolving credit facility: During October 2003, a revolving credit facility of up to US$5,000 was made available to the Company for working capital requirements. The facility was terminated in 2004 and was replaced by the 2004 line of credit referred to above. Interest was payable at an aggregate of the margin of 2.25% plus “overnight Euro Dollar rate” for the term of each advance. At December 31, 2003 there were no amounts outstanding under this facility.

Term Loans: At December 31, 2003, the Company had seven term loans with five different institutions with maturity dates ranging from 2007 to 2013. As of December 31, 2004, the amounts outstanding on these loans have been paid off and replaced with the 2004 Revolving Credit Facilities (See above). During 2004, unamortized deferred costs of $644 related to these term loans were recognized in the statement of operations as a component of interest expense.

The weighted average effective interest rate for the years ended December, 31 2004, 2003 and 2002 was 2.3%, 2.7% and 3.1%, respectively.

The borrowing agreements also include positive and negative covenants for the Company, the most significant of which are the maintenance of operating accounts, minimum working capital, ownership and control, ISPS compliance and minimum market values. The borrowers are further restricted from incurring additional indebtedness, making loans or investments and distributing dividends without the prior consent of the lenders. In conjunction with maintenance of operating accounts covenants, $0 was included as a component of restricted cash at December 31, 2004, (2003: $501). As of December 31, 2004, the Company was in compliance with all covenants.

The aggregate annual principal payments required to be made under all borrowings as of December 31, 2004 are as follows:

2005	$1,000
2006	1,000
2007	1,000
2008	1,000
2009	1,000
thereafter	45,506

$50,506

Interest paid, excluding capitalized interest, amounted to $5,159 in 2004, $6,794 in 2003 and $6,069 in 2002.

The Company enters into interest rate swaps to manage its exposure to variability of its floating rate debt. See Note 13.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

NOTE 12: MANDATORILY REDEEMABLE PREFERRED STOCK

During 2003 and 2002 the Company issued $6,440 and $9,435 of mandatorily redeemable preferred stock (“Preferred Stock”). Each share of Preferred Stock is participating and non-voting and can be liquidated by the company at face value. The shares are mandatorily redeemable at a fixed date, accordingly such shares are classified as a liability on the related consolidated balance sheet, pursuant to SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and the related dividends are reflected as interest expense.

The shares were issued in three tranches totaling $15,875 as follows: Tranche A $12,000; Tranche B $3,000; and Tranche C $875. Tranche A carried a dividend rate at 3 months LIBOR plus 2.25% plus the discretionary borrowing cost of the lender. Tranche B carried a dividend rate at 6% per annum. Tranche C carried a dividend rate at 6% per annum. Total dividends for the years ended December 31, 2004, 2003 and 2002 were $330, $689 and $0, respectively and are included in total interest expense in the statement of operations. During 2004 and 2003 preferred stock in the amount of $15,189 and $686 respectively, was redeemed.

NOTE 13: FINANCIAL INSTRUMENTS

Interest rate risk

The Company entered into interest rate swap contracts as economic hedges to its exposure to variability in its floating rate long term debt. Under the terms of the interest rate swaps the Company and the bank agreed to exchange, at specified intervals the difference between a paying fixed rate and floating rate interest amount calculated by reference to the agreed principal amounts and maturities. Interest rate swaps allow the Company to convert long-term borrowings issued at floating rates into equivalent fixed rates. Even though the interest rate swaps were entered into for economic hedging purposes, the derivatives described below do not qualify for accounting purposes as fair value hedges, under FASB Statement No. 133, Accounting for derivative instruments and hedging activities, as the Company does not have currently written contemporaneous documentation, identifying the risk being hedged, and both on a prospective and retrospective basis performed an effective test supporting that the hedging relationship is highly effective. Consequently, the Company recognizes the change in fair value of these derivatives in the statement of operations.

The principal terms of the interest rate swaps outstanding at December 31, 2004 and 2003 are as follows:

December 31, 2004
Counterparty	Royal Bank of Scotland	Royal Bank of Scotland	Royal Bank of Scotland	Alpha Bank

Notional	USD 12,250 declining 437 at resetting dates until maturity date	USD 14,385 declining 478 at resetting dates until maturity date	USD 11,550 declining 525 at resetting dates until maturity date	USD 11,500 declining 250 at resetting dates until maturity date

Terms	Floor 6 months LIBOR 5.55% Cap 6 months LIBOR 7.5%	Floor 6 months LIBOR 5.54% Cap 6 months LIBOR 7.5%	6 months LIBOR for 5.57%	Floor 3 months LIBOR 5.65% Cap 6 months LIBOR 7.5%

Resets	April and October	April and October	February and August	Quarterly

Inception	April 2001	October 2001	June 2001	July 2001

Maturity	October 2010	October 2006	February 2006	July 2010

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

December 31, 2003
Counterparty	Royal Bank of Scotland	Royal Bank of Scotland	Royal Bank of Scotland	Alpha Bank

Notional	USD 13,125 declining 437 at each resetting dates until maturity date	USD 15,340 declining 478 at each resetting date until maturity date	USD 12,600 declining 525 at each resetting date until maturity date	USD 12,500 declining 250 at each resetting date until maturity date

Terms	Floor 6 months LIBOR 5.55% Cap 6 months LIBOR 7.5%	Floor 6 months LIBOR 5.54% Cap 6 months LIBOR 7.5%	6 months LIBOR for 5.57%	Floor 3 months LIBOR 5.65% Cap 3 months LIBOR 7.5%

Reset	April and October	April and October	February and August	Quarterly

Inception	April 2001	October 2001	June 2001	July 2001

Maturity	October 2010	October 2006	February 2006	July 2010

For the years ended December 31, 2004 and 2003 and 2002, the loss on interest rate swaps was $301, $220, $4,059 respectively. As of December 31, 2004 and 2003, the outstanding liability was $3,103 and $5,121, respectively.

The swap agreements have been entered into by subsidiaries. The Royal Bank of Scotland swap agreements have been collateralized by preferred mortgages over the M/V Navios Apollon and M/V Navios Ionian. The Alpha Bank swap agreement has been guaranteed by the Company.

Foreign Currency Risk

The Company, in the normal course of business, entered into short term forward exchange contracts (FECs) to hedge against the fluctuations of the Euro against the US Dollar.

The Company purchased €2,500 (2003: €2,000) at an average rate of 1.32 (2003: 1.16) with a $3,290 (2003: $2,324) sales value. These contacts mature within twelve months of the balance sheet date for all periods. The contracts entered into during 2004 will settle monthly between March and June 2005. As of December 31, 2004 and 2003, the fair value of these contracts was $126 and $170, respectively. The net gains from FECs amounted to $219, $432 and $0 for the years ended December 31, 2004, 2003 and 2002, respectively. For the years ended December 31, 2004, 2003 and 2002, the unrealized gain (loss) on forward exchange contracts was $(44), $170 and $0, respectively.

Forward Freight Agreements (FFAs)

The Company actively trades in the FFA market with both an objective to utilize them as economic hedging instruments that are highly effective in reducing the risk on specific vessel(s), freight commitments, or to the overall fleet or operations, and to take advantage of short term fluctuations in the market prices. FFA trading generally has not qualified as hedges for accounting purposes, and, as such, the trading of FFAs could lead to material fluctuations in the Company’s reported results from operations on a period to period basis.

Dry bulk shipping FFAs generally have the following characteristics: they cover periods from one month to one year; they can be based on time charter rates or freight rates on specific quoted routes; they are executed between two parties and give rise to a certain degree of credit risk depending on the counterparties involved; they are settled monthly based on publicly quoted indices.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

At December 31, 2004 and 2003, none of the ‘mark to market’ position of open dry bulk FFA contracts qualified for hedge accounting treatment. Dry bulk shipping FFAs traded by the Company that do not qualify for hedge accounting are shown at fair value through the statement of operations. The net gain from FFAs amounted to $57,746, $51,115 and $494 for the years ended December 31, 2004, 2003 and 2002, respectively. The net annual unrealized gain on FFAs amounted to $599, $45,905 and $848 as of December 31, 2004, 2003 and 2002 respectively.

The open dry bulk shipping FFAs at net contracted (strike) rate after consideration of the fair value settlement rates is summarized as follows:

Forward Freight Agreements (FFA)	December 31, 2004	December 31, 2003
Short term FFA derivative asset	$111,131	$116,232
Long term FFA derivative asset	708	36,073
Short term FFA derivative liability	(63,981)	(86,084)
Long term FFA derivative liability	(752)	(19,715)

Net fair value on FFA contracts	$47,106	$46,506

NOS FFA portion of fair value at December 31, 2004 transferred to NOS receivable account	(1,947)	0

The open interest rate swaps after consideration of the fair value is summarized as follows:

Interest Rate Swaps	December 31, 2004	December 31, 2003
Short term Interest Rate Swap liability	$(1,411)	$(2,303)
Long term Interest Rate Swap liability	(1,692)	(2,818)

Net fair value on Interest Rate Swap contracts	$(3,103)	$(5,121)

The open FECs after consideration of the fair value is summarized as follows:

Forward Exchange Contracts (FEC)	December 31, 2004	December 31, 2003
Short term FEC derivative asset	$126	$170

Reconciliation of Derivatives	December 31, 2004	December 31, 2003
Total short term derivative asset	109,310	116,402
Total long term derivative asset	708	36,073

Total short term derivative liability	(65,392)	(88,387)
Total long term derivative liability	(2,444)	(22,533)

Fair value of financial instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Forward Contracts

The estimated fair value of forward contracts and other assets was determined based on quoted market prices.

Long-Term Borrowings

The fair value of the Company’s long-term borrowings is estimated based on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements.

Interest Rate Swaps and Forward Freight Agreements

The fair value of derivative instruments is estimated by obtaining quotes from brokers, financial institutions or exchanges.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2004		December 31, 2003
	Book Value	Fair Value	Book Value	Fair Value
Cash and short term investments	50,271	50,271	27,735	27,735
Trade Receivables	15,200	15,200	17,348	17,348
Accounts Payable	(14,883)	(14,883)	(14,174)	(14,174)
Long Term debt	(50,506)	(50,506)	(98,188)	(98,188)
Redeemable Preferred Stock	—	—	(15,189)	(15,058)
Interest Rate Swaps	(3,103)	(3,103)	(5,121)	(5,121)
Forward Freight Agreements, net	47,106	47,106	46,506	46,506

NOTE 14: EMPLOYEE BENEFIT PLANS

Retirement Savings Plan

The Company sponsors an employee savings plan covering all of its employees in the United States. Company contributions to the employee savings plan during the year ended December 31, 2004 were approximately $267 (2003: $273 and 2002: $121), which included a discretionary contribution of $137 (2003: $153 and 2002: $114).

Defined Benefit Pension Plan

The Company sponsors a legacy, unfunded defined benefit pension plan that covers certain Bahamian and Uruguayan nationals and former Navios Corporation employees. The liability related to the plan is recognized based on actuarial valuations. The current portion of the liability is included in accrued expenses and the non-current portion of the liability is included in other long term liabilities. There are no pension plan assets.

Post-employment medical and life insurance benefits

The Company also sponsors a legacy post-retirement medical benefit plan that covers certain US retirees of Navios Corporation. The unfunded liability related to post-retirement medical and life insurance is recognized based on actuarial valuations. The current portion of the liability is included in accrued expenses and the non-current portion of the liability is included in other long term liabilities.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

The Company acquired Navios Corporation on December 11, 2002, including its pension plans and other post-retirement benefit plans.

The Greek office employees are protected by Greek labor law. According to the law, the Company is required to pay retirement indemnities to employees on dismissal, or on leaving with an entitlement to a full social security retirement pension. The amount of compensation is based on the number of years of service and the amount of monthly remuneration including regular bonuses at the date of dismissal or retirement up to a maximum of two years salary. If the employees remain in the employment of the Company until normal retirement age, the entitled retirement compensation is equal to 40% of the compensation amount that would be payable if they were dismissed at that time. The number of employees that will remain with the Company until retirement age is not known. The Company considers this plan equivalent to a lump sum defined benefit pension plan and accounts for it under FASB Statement No. 87 Accounting for Pension by Employers.

The Company uses December 31 as the measurement date for its plans.

Obligations and Funded Status	Pension Benefits		Other Benefits
	At December 31
	2004	2003	2004	2003
Change in benefit obligation	(26)	17	93	(27)
Benefit obligation at beginning of year	393	376	652	679
Service cost	7	5	—	—
Interest cost	22	23	39	45
Plan participants’ contributions	—	—	—	—
Amendments	—	—	—	—
Actuarial (gain) loss	(5)	39	88	(42)
Benefits paid	(50)	(50)	(34)	(30)

Benefit obligation at end of year	367	393	745	652

Funded status*	(367)	(393)	(745)	(652)
Unrecognized net actuarial loss (gain)	—	—	—	—
Unrecognized prior service cost (benefit)	—	—	—	—

Net amount recognized	(367)	(393)	(745)	(652)

*	All of the Company’s plans are unfunded.

Amounts recognized in the balance sheet consist of:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Prepaid benefit cost	—	—	—	—
Accrued benefit cost	(367)	(393)	(745)	(652)
Intangible assets	—	—	—	—
Accumulated other comprehensive income	—	—	—	—

Net amount recognized	(367)	(393)	(745)	(652)

The accumulated benefit obligation for all defined benefit pension plans, including the Greek indemnity plan was $338 and $363 at December 31, 2004 and 2003, respectively.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Components of Net Periodic Benefit Cost

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
Service cost	7	5	2	—	—	—
Interest cost	22	23	3	39	45	2
Expected return on plan assets	—	—	—	—	—	—
Amortization of prior service cost	—	—	—	—	—	—
Amortization of net actuarial (gain) loss	(5)	39	9	88	(42)	—

Net periodic benefit cost	24	67	14	127	3	2

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Discount rate	5.75%	6.25%	5.75%	6.25%
Rate of compensation increase	4.5%	4.5%	n/a	n/a

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.75%	6.75%	6.25%	6.75%	6.75%
Expected long-term return on plan assets	n/a	n/a	n/a	n/a	n/a	n/a
Rate of compensation increase	4.5%	4.5%	4.5%	—	—	—

Assumed health care cost trend rates at December 31:

	2004	2003
Health care cost trend rate assumed for next year	10.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	0.5%	0.5%
Year that the rate reaches the ultimate trend rate	2014	2013

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost	43	36
Effect on post-retirement benefit obligation	816	683

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(USD Thousands)	Pension Benefits	Other Benefits
2005	$53	$43
2006	49	46
2007	44	49
2008	40	51
2009	36	53
Years 2010–2014	127	297

NOTE 15: LEGAL RESERVE

The legal reserve was made in accordance with local Uruguayan law N° 16.060 that states that the Company’s Uruguayan subsidiary should create a legal reserve from net income of 5% per year until the amount equals 20% of the paid-in capital. This amount is legally restricted and the subsidiary is restricted from distributing dividends until the reserve equals 20% of paid-in capital. Considering this, with the net income for the 2004 year, the Uruguayan subsidiary shall increase this reserve in the amount of $184 during the next year and increased the legal reserve in 2004 by $154.

NOTE 16: COMMITMENTS AND CONTINGENCIES

The Company as of December 31, 2004 had outstanding commitments of approximately $3,206 with Dieste & Montanez S.A. in Uruguay for the construction of a new horizontal silo with ancillary equipment for soybean storage.

The Company as of December 31, 2004 was contingently liable for letters of guarantee and letters of credit amounting to $745 (2003: $784) issued by various banks in favor of various organizations. These are collateralized by cash deposits which are included as a component of restricted cash.

The Company has issued guarantees, amounting to US$71 at December 31, 2004 (2003: $0), to third parties where the Company irrevocably and unconditionally guarantees subsidiaries obligations under the dry bulk shipping FFAs. The guarantees remain in effect for a period of 6 months following the last trade date which was December 21, 2004.

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings including the settlement of the M/V SD Victory litigation (see Note 21) that are deemed by management to be probable that a liability has been incurred as of December 31, 2004, and for which the amounts are reasonably estimable, based upon facts known at the date the financial statements were prepared. In the opinion of management, the ultimate disposition of these matters is insignificant and will not adversely affect the Company’s financial position.

The Company, in the normal course of business, entered into contracts to time charter-in vessels for various periods through February 2014.

In 2001, the Company entered into a ten-year lease for office facilities in Norwalk USA, that expires in June 2011. During 2003 the Company also entered into a nine-year lease for office facilities in Piraeus, Greece, that

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

expires May 2012. During 2004, the Company entered into two lease agreements for two apartments in Athens, Greece. The first lease is for twenty four months and expires March 2006. The second lease is for four months and expires April 2005.

Future minimum lease payments under the non-cancelable operating leases, with terms of one year or more, are as follows at December 31, 2004:

	Charter Hire	Norwalk Office	Piraeus Office & Apartments
2005	$48,574	$336	$85
2006	49,285	336	69
2007	49,182	336	69
2008	37,205	352	72
2009	30,713	361	76
Thereafter	59,745	498	197

	$274,704	$2,219	$568

Expense under operating leases was $153,360, $103,029 and $4,617 for the years ended December 31, 2004, 2003 and 2002, respectively.

During the year ended December 31, 2004, the Company, in the normal course of business, entered into contracts to sub-time charter-out vessels for various periods through December 2007.

Future minimum hire receivables under the non-cancelable sub-time charter agreements, with redelivery periods through December 2007, are as follows as at December 31:

	Sub-time charters 2004	Sub-time charters 2003
2004	—	$107,630
2005	185,026	44,549
2006	54,571	12,003
2007	12,403	2,026

	$252,000	$166,208

NOTE 17: RELATED PARTY TRANSACTIONS

Purchase of services: The Company utilizes Acropolis Chartering and Shipping, Inc. (“Acropolis”) as a broker. Commissions paid to Acropolis during the years ended December 31, 2004, 2003 and 2002 were $877, $597 and $0, respectively. The Company owns fifty percent of the common stock of Acropolis. During the years ended December 31, 2004, 2003 and 2002, the Company received dividends $699, $78 and $0, respectively. See Note 9.

During the year ended December 31, 2003 and 2002, the Company utilized Levant Maritime Company Ltd. as an agent. Agency fees paid to Levant Maritime Company Ltd. amounted to $1,003, and $846, respectively. Levant Maritime Company Ltd. is a company not included in this consolidation. The management of this Agency was carried out by one of the Company’s former directors and shareholder. The Company ceased to use the services of this agency as of December 31, 2003.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Loans to shareholders: In November 2002, the Company issued a promissory note for $367 to Kastella Trading, Inc. (“Kastella”), a Marshall Islands corporation. Interest accrued at 4.6% per year and was payable at the note’s due date. Kastella was wholly-owned by one of the Company’s executives. This loan was fully repaid in 2004 and the interest received was $33 and is included in the statement of operations as part of interest received.

In January 2002, the Company advanced to one of its shareholders and executives the amount of $70. The outstanding amount as at December 31, 2003 of $65 was fully repaid during the year. The loan bore interest at a variable rate linked to the Company’s investment rate and was secured by the shareholder’s ownership in the Company, which amounts to 1,500 shares. The interest received was $1 (2003: $1) and is included in the statement of operations as part of interest received.

In August 2004, the Company advanced to one of its shareholders and executive officers the amount of $50. The full amount was repaid during the year. No interest was calculated for the duration of this loan.

Balances due to related parties: An amount of $147 (2003: $185), which is due to Acropolis Chartering and Shipping Inc., was included in the trade account payable at December 31, 2004.

NOTE 18: DISPOSAL OF FIXED ASSETS

In 2004, the following fixed assets were disposed of:

Fixed Asset	Net Sales Proceeds	Net Book Value	Gain on sale
Payloaders (2)	$112	$(58)	$54
Uniloaders (3)	24	(17)	7

	$136	$(75)	$61

In 2003, the following vessels were disposed of:

Vessel	Net Sales Proceeds	Net Book Value	(Loss) / Gain on sale
M/V Navios Pioneer	$6,020	$(5,805)	$215
M/V Agios Konstantinos	18,487	(19,413)	(926)
M/V Artemis	18,538	(21,712)	(3,174)
M/V Navios Aegean	19,996	(18,478)	1,518

	$63,041	$(65,408)	$(2,367)

During 2002, the following vessel was disposed of:

Vessel	Net Sales Proceeds	Net Book Value	(Loss) / Gain on sale
MV Chian Sportsman	$1,036	$(1,163)	$(127)

NOTE 19: MINORITY INTERESTS

The Navimax Pool, an association of three participants, was created for purposes of trading and operating vessels owned and/or chartered by the Pool’s participants, as well as, to charter and trade with third parties under freight contracts.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

As a result of the business combination on December 11, 2002, the Company effectively owned 66.66% of the shares in the Navimax Pool changing the status of the investment from an associate company to a subsidiary company.

In 2003 the Company liquidated the third participant’s interest in the Navimax Pool based on mutual agreement. The liquidation was carried out on March 11, 2003 by distributing to the third participant, its remaining monetary value of pool interests as there were no other assets or liabilities.

NOTE 20: SEGMENT INFORMATION

The Company has two reportable segments from which it derives its revenues: Vessel Operations and Port Terminal. The reportable segments reflect the internal organization of the Company and are strategic businesses that offer different products and services. The Vessel Operations business consists of transportation and handling of bulk cargoes through ownership, operation, and trading of vessels, freight, and FFAs. The Port Terminal business consists of operating a port and transfer station terminal.

The basis of measurement and accounting policies of the reportable segments are the same as those described in Note 2, “Significant Accounting Policies.” The Company measures segment performance based on net income. Inter-segment sales and transfers are not significant and have been eliminated and are not included in the following table.

Summarized financial information concerning each of the Company’s reportable segments is as follows:

	Vessel Operations	Port Terminal	Total
Year ended December 31, 2004
Revenue	$271,536	$7,648	$279,184
Gain and loss on forward freight agreements	57,746	—	57,746
Interest revenue	787	2	789
Interest expense	(3,140)	(310)	(3,450)
Depreciation and amortization	(5,258)	(667)	(5,925)
Equity in net earnings of affiliate companies	763	—	763
Net income	123,841	3,291	127,132

Total assets	309,022	24,270	333,292
Total expenditure for long-lived assets	494	4,609	5,103
Investment in affiliates	557	—	557

	Vessel Operations	Port Terminal	Total
Year ended December 31, 2003
Revenue	$172,824	$6,910	$179,734
Gain and loss on forward freight agreements	51,115	—	51,115
Interest revenue	132	2	134
Interest expense	(4,738)	(540)	(5,278)
Depreciation and amortization	(8,293)	(564)	(8,857)
Equity in net earnings of affiliate companies	403	—	403
Net income	52,588	2,913	55,501

Total assets	340,017	21,516	361,533
Total expenditure for long-lived assets	34,894	1,553	36,447
Investment in affiliates	493	—	493

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

	Vessel Operations	Port Terminal	Total
Year ended December 31, 2002
Revenue	$26,544	$215	$26,759
Gain and loss on forward freight agreements	494	—	494
Interest revenue	41	—	41
Interest expense	(3,950)	—	(3,950)
Depreciation and amortization	(5,943)	(60)	(6,003)
Equity in net earnings of affiliate companies	68	—	68
Net income	(5,672)	38	(5,634)

Total assets	200,662	14,810	215,472
Total expenditure for long-lived assets	7,654	—	7,654
Investment in affiliates	1,074	—	1,074

The following table sets out operating revenue by geographic region for the Company’s reportable segments. Vessel Operation and Port Terminal revenue is allocated on the basis of the geographic region in which the customer is located. Dry bulk vessels operate worldwide. Revenues from specific geographic region which contribute over 10% of total revenue are disclosed separately.

Revenue By Geographic Region

	December 31, 2004	December 31, 2003	December 31, 2002
North America	$38,201	$30,308	$5,597
South America	7,808	7,055	372
Europe	119,393	85,533	13,661
Australia	12,943	10,863	2,851
Asia	99,356	44,308	3,656
Other	1,483	1,667	622

Total	$279,184	$179,734	26,759

The following describes long-lived assets by country for the Company’s reportable segments. Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries. The total net book value of long-lived assets for vessels amounted to $116,231 and $120,750 at December 31, 2004 and 2003, respectively. For Port Terminal, all long-lived assets by country are located in Uruguay. The total net book value of long-lived assets for port terminal amounted to $20,909 and $18,338 at December 31, 2004 and 2003, respectively.

Long-lived assets include vessels, other fixed assets, and the unamortized portion of capitalized drydock costs.

NOTE 21: SUBSEQUENT EVENTS

(a) Negotiated settlement on M/V SD Victory arbitration case

On February 15, 2005, the Company successfully negotiated a settlement of $705 with the head owners of the M/V SD Victory. This amount had been reserved as of December 31, 2004.

(b) International Shipping Enterprises, Inc. (“ISE”) enters into agreement for acquisition of the Company

On March 1, 2005, ISE and the Company announced that they entered into a definitive stock purchase agreement, dated February 28, 2005, whereby the Company and its subsidiaries will be acquired by ISE. Under the terms of the agreement, all of the equity of the Company will be purchased for approximately $607.5 million in cash, subject to certain adjustments.